UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2009

EasyLink Services International Corporation
 (Exact name of registrant as specified in its charter)

Delaware	000-24996	13-3645702
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6025 The Corners Parkway, Suite 100 Norcross, Georgia	30092
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 533-8000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2009, the Board of Directors of EasyLink Services International Corporation (the “Company”) appointed Dwight Mamanteo to the Board of Directors, effective immediately, for a term expiring at the 2009 annual meeting of stockholders. The appointment of Mr. Mamanteo will be submitted to the Company’s stockholders at the next annual meeting of stockholders.

Mr. Mamanteo has been a Research Analyst with Wynnefield Capital, Inc. since November 2004. Prior to joining Wynnefield Capital, Mr. Mamanteo worked in the technology field for over 10 years in various positions for Carr Securities, BEA Systems, VISA International, Ericsson, UNISYS and as an independent consultant. Mr. Mamanteo also serves on the Board of Directors, the Audit Committee and the Governance Committee of Wynnefield Capital. Mr. Mamanteo also serves as the Chairman of the Compensation Committee of Aftersoft Group, Inc. and on the Board of Directors of PetWatch Animal Hospitals, Inc., a privately held company. Mr. Mamanteo received an MBA from the Columbia Graduate School of Business and received a Bachelor of Engineering degree from Concordia University, Montreal, Canada.

There is no arrangement or understanding between Mr. Mamanteo and any other person pursuant to which Mr. Mamanteo was selected as a director of the Company. There are no transactions in which Mr. Mamanteo has an interest requiring the disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EasyLink Services International Corporation

By: /s/ Glen E. Shipley
Glen E. Shipley
Chief Financial Officer

Dated: May 4, 2009